EXHIBIT 99.1

Report of Independent Registered Public Accounting Firm
And Supplementary Information

To the Participants and Administrators
RTI International Metals, Inc. Employee
   Savings and Investment Plan

We have audited the accompanying statement of net assets available for benefits of the RTI International Metals, Inc. Employee Savings and Investment Plan (the “Plan”) as of December 31, 2004, and the related statement of changes in net assets available for benefits for the year then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the RTI International Metals, Inc. Employee Savings and Investment Plan as of December 31, 2004, and the changes in net assets available for benefits for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplementary schedule of assets (held at end of year) as of December 31, 2004 is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplementary schedule is the responsibility of the Plan’s management. The supplementary schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ BEARD MILLER COMPANY LLP

Pittsburgh, Pennsylvania June 24, 2005

Report of Independent Registered Public Accounting Firm

To the Participants and Plan Administrator
of RTI International Metals, Inc. Employee Savings and Investment Plan:

In our opinion, the accompanying statement of net assets available for benefits at December 31, 2003 presents fairly, in all material respects, the net assets available for benefits of RTI International Metals, Inc. Employee Savings and Investment Plan (the “Plan”) at December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. This financial statement is the responsibility of the Plan’s management; our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this statement in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

PricewaterhouseCoopers LLP
Pittsburgh, PA
June 29, 2005

RTI INTERNATIONAL METALS, INC.
EMPLOYEE SAVINGS AND INVESTMENT PLAN
STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 2004 AND 2003

	2004	2003
Investments, at fair value	$9,924,930	$7,393,338
Participant loans, at cost	361,108	311,284
Employee contributions receivable	82,892	61,341
Employer contributions receivable	48,850	35,217

Net assets available for benefits	$10,417,780	$7,801,180

The accompanying notes are an integral part of these financial statements.

RTI INTERNATIONAL METALS, INC.
EMPLOYEE SAVINGS AND INVESTMENT PLAN
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEAR ENDED DECEMBER 31, 2004

2004
Contributions:
Employee	$792,840
Employer	439,294

Total contributions	1,232,134
Investment income:
Interest and dividend income	262,142
Net appreciation in fair value of investments	701,358

Total Investment Income	963,500
Transfers	68,072
Plan merger	1,256,532

Total additions	3,520,238
Participants’ benefits paid	(873,772)
Administrative expenses	(29,866)

Increase in net assets	2,616,600
Net assets available for benefits
Beginning of year	7,801,180

End of year	$10,417,780

The accompanying notes are an integral part of these financial statements.

RTI INTERNATIONAL METALS, INC.
EMPLOYEE SAVINGS AND INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003

NOTE 1 – SUMMARY OF ACCOUNTING POLICIES:

The financial statements of the RTI International Metals, Inc. Employee Savings and Investment Plan (the Plan) have been prepared in conformity with accounting principles generally accepted in the United States of America. The following are the significant accounting policies followed by the Plan:

ACCOUNTING METHOD

The financial statements of the Plan use the accrual method of accounting.

USE OF ESTIMATES

The preparation of the Plan’s financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make significant estimates that affect the reported amounts of net assets available for benefits at the date of the financial statements and the changes in net assets available for benefits during the reporting period, and disclosures of contingent assets and liabilities. Actual results could differ from those estimates.

RISKS AND UNCERTAINTIES

Investments of the Plan are exposed to various risks, such as interest rate, market, and credit. Due to the level of risk associated with certain investments and the level of uncertainty related to changes in the value of investments, it is at least reasonably possible that changes in risks in the near term would materially affect investment assets reported in the statements of net assets available for benefits and the statements of changes in net assets available for benefits.

NOTES TO FINANCIAL STATEMENTS (continued)

INVESTMENTS

Investments in funds managed by Fidelity Management Trust Company (Fidelity) and RTI International Metals, Inc. common stock are valued at fair market value based on public and Fidelity published quotations. Security transactions are recorded as of the trade date. Participant loans receivable are stated at cost which approximates fair value. Interest and dividend income are recorded on the accrual basis.

Investments greater than 5% of the net assets available for benefits as of the end of the Plan year are as follows:

	2004	2003
* Fidelity Magellan Fund	$2,193,774	$1,767,793
* Fidelity Low Priced Stock Fund	1,705,890	1,196,215
* Fidelity Managed Income Portfolio	1,517,447	1,172,485
* Fidelity Growth and Income Fund	1,482,040	1,070,456
* Spartan U.S. Equity Index Fund	1,260,583	944,599
* Fidelity Worldwide Fund	719,616	571,679

* — Represents a party-in-interest

During 2004, the Plan’s investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated in value as follows:

2004
Mutual funds	$635,960
Common stock	65,398

$701,358

NET APPRECIATION (DEPRECIATION) IN FAIR VALUE OF INVESTMENTS

The Plan presents in the statement of changes in net assets available for benefits the net appreciation (depreciation) in the fair value of investments, which consists of realized gains and losses from sales of investments and the unrealized appreciation and depreciation in the fair value of its investments.

CONTRIBUTIONS

Participant contributions are made through payroll deductions and are recorded as additions to net assets available for plan benefits when the deduction is made. Employer contributions are recorded as additions to net assets available for plan benefits when the plan sponsor accrues such contributions as a liability. Participant contributions not yet deposited and amounts not funded by the plan sponsor are recorded as contributions receivable.

ADMINISTRATIVE EXPENSES

Administrative costs of the Plan are absorbed by the plan sponsor. However, the Plan permits forfeitures to be used to pay administrative expenses.

NOTES TO FINANCIAL STATEMENTS (continued)

PAYMENT OF BENEFITS

Benefits are recorded when paid.

RECLASSIFICATIONS

Certain 2003 amounts have been reclassified to conform with the 2004 financial statement presentation. These reclassifications had no effect on the previously reported change in net assets available for benefits.

NOTE 2 – DESCRIPTION OF PLAN:

GENERAL

RTI International Metals, Inc. (the “Company”) is the Plan Sponsor. The Company is a successor to entities that have been operating in the titanium industry since 1951.

The following description of the Plan provides only general information. Participants should refer to the Plan agreement for a more complete description of the Plan’s provisions. Reference should be made to the Plan agreement for additional information concerning contributions, eligibility, income allocation, withdrawals and other important features of the Plan.

The Plan, created on January 1, 2001, is a defined contribution and matching dollar contribution plan covering full-time salaried, nonrepresented employees who are at least 21 years of age and have completed three months of service. The Plan includes eligible employees of certain of the Company’s subsidiaries, including Weld-Tech Engineering Services, RMI Tubemill Division, RTI Alloys, employees of RMI Titanium, and New Century Metals. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

CONTRIBUTIONS

Participants may contribute from 1% to 20% of their salaries through payroll deductions. Contributions are subject to limitations specified in the Internal Revenue Code (IRC). Contributions are directed by the participants into any one or all of the investment options. Changes in allocation of future contributions and transfers of presently invested contributions are permitted pursuant to the Plan document. Participants may change their elections of investment funds by calling the recordkeeper directly or by accessing their accounts via the internet. Participants are 100% vested in their voluntary contributions plus actual earnings thereon at all times.

The Company may contribute a portion of a participant’s salary up to a maximum of 4.0% depending upon their division as defined in the Plan agreement. Participants vest in the employer contributions ratably over a period of three years to six years dependent upon their division. Participants should refer to the Plan agreement for a more complete description of the Plan’s provisions.

NOTES TO FINANCIAL STATEMENTS (continued)

PAYMENT OF BENEFITS

Participants or their beneficiaries are entitled to the full current value of their account in the Plan upon:

•	Retirement;

•	Termination of employment with the Company; or

•	Death

Participants may also make written application for withdrawal of all or a portion of their account balance for certain limited situations qualifying as financial hardships under Internal Revenue Service (IRS) guidelines in effect at the time of the withdrawal.

PARTICIPANT LOANS RECEIVABLE

Loans are available to all participants subject to provisions set forth in the Plan document. Participants may borrow from their accounts a minimum of $1,000 up to a maximum equal to 50% of the existing account balance not to exceed $50,000 in any 12-month period. Loans are treated as a transfer (from) the investment fund to the Participant Loans Receivable fund. Loan repayment terms range from one month to five years and are secured by the balance in the participant’s account. Loans bear interest at a rate commensurate with the current market rate when made.

TRANSFERS

Transfers represent the net of transfers into the Plan from other plans and out of the Plan to other plans.

ADMINISTRATION

The Plan is administered by the Plan Administrator (the “Administrator”). The Administrator establishes the rules and procedures and interprets the provisions of the Plan. Administrative expenses of the Plan, including legal and audit fees are paid by the Company when such expenses exceed the forfeited non-vested employer contributions under the termination provision and, as such, are not expenses of the Plan.

NOTES TO FINANCIAL STATEMENTS (continued)

TERMINATION PROVISION

The Company anticipates the Plan will continue without interruption, but reserves the right to discontinue the Plan at any time. In the event that such discontinuance results in the termination of the Plan, the Plan provides that each participant shall be fully vested in his or her individual account which includes earnings on the participant’s contributions as well as employer contributions. The individual accounts of the participants shall continue to be administered by the Administrator, or be distributed in a lump sum to the participants, as deemed appropriate by the Administrator.

FORFEITURES

If a participant terminates their employment and is less than 100% vested in their share of the employer contributions, they may forfeit the non-vested portion of their employer contributions. Forfeitures are retained in the Plan and will first be used to pay administrative expenses. Any remaining amounts will be used to reduce future employer contributions payable or administrative expenses under the Plan. For the year ended December 31, 2004, administrative expenses of $29,866 were paid on behalf of the Plan using forfeited non-vested employer contributions. As of December 31, 2004 and 2003, there was $12,976 and $6,697, respectively, of forfeitures available to pay future administrative expenses of the Plan.

NOTE 3 – INCOME TAXES:

The IRS has determined and informed the Company by a letter dated May 26, 2005, that the Plan and related trust are designed in accordance with the applicable sections of the IRC. The Plan has been amended and restated since receiving the determination letter; however, the Administrator and the plan’s tax counsel believe that the Plan is currently being operated in compliance with the applicable requirements of the IRC. Therefore, no provision for income taxes has been included in the Plan financial statements.

NOTE 4 – RELATED PARTY TRANSACTIONS:

Certain investments of the Plan are managed by Fidelity, the trustee of the Plan. The Plan also invests in common stock of the Company. These represent party-in-interest transactions.

NOTE 5 – PLAN ADMENDMENT:

On July 1, 2004, the Plan merged with the Tradco, Inc. Employee Savings and Investment Plan. This plan was maintained for the benefit of the employees of the Company’s wholly-owned subsidiary, Tradco, Inc. As a result of this merger, Plan assets increased $1,256,532 and Plan participants increased by 60.

Schedule H, line 4i
SCHEDULE OF ASSETS
(Held at End of Year)
RTI INTERNATIONAL METALS, INC.
EMPLOYEE SAVINGS AND INVESTMENT PLAN
DECEMBER 31, 2004
EIN: 52-2115953, PLAN #: 001

			**
(a) Identity of issue (b)	Description of investment (c)	Cost (d)	Current Value (e)

* Fidelity Magellan Fund	Mutual Fund	N/A	$2,193,774
* Fidelity Growth and Income Fund	Mutual Fund	N/A	1,482,040
* Fidelity Low Priced Stock Fund	Mutual Fund	N/A	1,705,890
* Fidelity Worldwide Fund	Mutual Fund	N/A	719,616
* Fidelity Mid-Cap Stock Fund	Mutual Fund	N/A	184,878
* Fidelity Freedom Income Fund	Mutual Fund	N/A	8,767
* Fidelity Freedom 2000 Fund	Mutual Fund	N/A	33,884
* Fidelity Freedom 2005 Fund	Mutual Fund	N/A	151
* Fidelity Freedom 2010 Fund	Mutual Fund	N/A	81,396
* Fidelity Freedom 2015 Fund	Mutual Fund	N/A	23,409
* Fidelity Freedom 2020 Fund	Mutual Fund	N/A	107,506
* Fidelity Freedom 2025 Fund	Mutual Fund	N/A	2,669
* Fidelity Freedom 2030 Fund	Mutual Fund	N/A	33,661
* Fidelity Freedom 2035 Fund	Mutual Fund	N/A	1,023
* Fidelity Freedom 2040 Fund	Mutual Fund	N/A	20,450
* Fidelity Managed Income Portfolio	Mutual Fund	N/A	1,517,447
* Spartan U.S. Equity Index Fund	Mutual Fund	N/A	1,260,583
* Fidelity Ginnie Mae Fund	Mutual Fund	N/A	174,771
* RTI International Metals, Inc. Stock Account	Common Stock	N/A	373,015
* Participant Loans Receivable	Interest Rates High 10.50%, Low 6.00%	$0	361,108

		TOTAL:	$10,286,038

* **	Party-in-interest. Historical cost has not been presented as all investments are participant directed.